EXHIBIT 5.1

Walder Wyss Ltd.
Seefeldstrasse 123
P.O. Box 1236
8034 Zurich
Switzerland

Telephone +41 58 658 58 58
Fax +41 58 658 59 59
www.walderwyss.com

To: Auris Medical Holding AG Bahnhofstrasse 21 6300 Zug Switzerland
Zurich, 12 October 2017
Swiss Legal Opinion
Dear Madam, Dear Sir,

We have acted as Swiss counsel to Auris Medical Holding AG (the Company) in connection with the (i) filing of a registration statement on Form F-1 (the Registration Statement) and the documents incorporated by reference therein by the Company with the U.S. Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 filed with the Commission relating to proposed sale by Lincoln Park Capital Fund, LLC (the Investor) of 7,201,387 common shares of CHF 0.40 par value each (the Shares). The Shares are to be subscribed from time to time by the Investor from the Company in accordance with a certain purchase agreement dated as of 10 October 2017 between the Company and the Investor(the Agreement) (the Investment).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys' registry	Page 1 of 6

Swiss Legal Opinion

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents, except the Incorporated Documents, or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Agreement;

(c)	a .pdf copy of the certified articles of incorporation of the Company in their version of 13 April 2017 (the Articles);

(d)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company in their version of 1 May 2017 (the Organizational Regulations);

(e)	a .pdf copy of the resolution of the Company’s shareholders’ meeting, dated 13 April 2017, approving, among others, the amendments to the

Swiss Legal Opinion

authorized share capital of the Company under its articles of association (the AGM Resolution);

(f)	a .pdf copy of an excerpt from the daily registry of the Commercial Register of the Canton of Zug (online version), dated 10 October 2017 relating to the Company (the Excerpt); and

(g)	a .pdf copy of the minutes of the Company’s board of directors, dated 2 October 2017 (the Board Resolution).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the AGM Resolution has been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect and has not been and will not be successfully challenged by a dissenting shareholder in court within the two months after such AGM Resolution;

(d)	the Board Resolution has been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect;

(e)	the Registration Statement has been duly filed by the Company;

(f)	the Articles, the Organizational Regulations and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations and the Excerpt as of the date hereof;

Swiss Legal Opinion

(g)	all parties to the Agreement will perform all obligations by which they are bound in accordance with the respective terms;

(h)	the Investment will be conducted in the manner as described in the Agreement;

(i)	in the context of the Investment, the Company will not issue more than 22,150,000 Shares, and the Company will not issue any Shares after 13 April 2019, to the Investor;

(j)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(k)	the Agreement is and will be valid, binding and enforceable under the law of the State of New York, which is the law by which the Agreement is expressed to be governed, and the choice of the law of the State of New York provided in Agreement is valid under the law of the State of New York;

(l)	that all parties to the Agreement (other than the Company) have the capacity, power, authority and legal right to enter into, deliver and perform their respective rights and obligations under, the Agreement under all relevant laws and regulations; and

(m)	that neither the execution and delivery of the Agreement nor the transactions contemplated by the Agreement will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland).

4.	Opinion

Based upon the foregoing and subject to the qualifications referred to below, we are of the opinion that

1.	the Shares to be issued by the Company in the context of the Investment and covered by the Registration Statement, if and when issued and delivered by the Company and paid for pursuant to the Agreement, will be validly issued, fully paid (up to their nominal value) and non-assessable.

Swiss Legal Opinion

5.	Qualifications

The opinion set forth above is subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) in connection with the Investment.

(d)	The Company’s authorized share capital authorizes the Company’s board of directors to increase the share capital by up to CHF 8,860,000.00 through the issuance of not more than 22,150,000 registered shares with a nominal value of CHF 0.40 until 13 April 2019.

(e)	In the context of the contemplated Investment, the Board Resolution has authorized the issuance of no more than 4,000,000 Shares in the course of three months (starting 2 October 2017) and at an issue price of no less than USD 0.65. If, for purposes of the Investment, the Company’s board of directors would like to issue Shares outside such scope, the Company’s board of directors would have to pass a corresponding resolution to that effect.

(f)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made by the relevant holder of the Shares.

(g)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

(h)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

Swiss Legal Opinion

6.	Miscellaneous

We do not assume any obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

Very truly yours,
Walder Wyss AG
/s/ Alexander Nikitine
Alexander Nikitine